Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135035 and 333-136875) of New England Bancshares, Inc., of our report dated June 25, 2008, on the consolidated balance sheets of New England Bancshares, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, appearing in the Annual Report on Form 10-K for New England Bancshares, Inc. for the fiscal year ended March 31, 2008.


                                      /s/ SHATSWELL, MacLEOD & COMPANY, P.C.
                                      SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
June 25, 2008